Exhibit 99.1

Published CUSIP Number 432854AC1

$1,000,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

March 23, 2005

among

HILTON HOTELS CORPORATION

The Lenders Referred to Herein,

BANK OF AMERICA, N.A.,
as Administrative Agent,

THE BANK OF NEW YORK,
as Syndication Agent,

BNP PARIBAS,
THE ROYAL BANK OF SCOTLAND PLC,
and
 WACHOVIA BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

and

THE BANK OF NOVA SCOTIA
CALYON NEW YORK BRANCH
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Senior Managing Agents

BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Sole Book Manager

and

BNY CAPITAL MARKETS, INC.,
as Joint Lead Arranger

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.01	Definitions
1.02	Accounting Terms and Determinations
1.03	Types of Borrowings
1.04	Letter of Credit Amounts

ARTICLE 2 THE CREDITS
2.01	Commitments to Lend
2.02	Notice of Borrowings
2.03	Swing Line Loans
2.04	Conversion and Continuation of Committed Loans
2.05	Notice to Lenders; Funding of Loans
2.06	Notes
2.07	Interest Rates
2.08	Administrative Agency Fees
2.09	Upfront Fees
2.10	Facility Fee
2.11	Letter of Credit Fees
2.12	Optional Termination or Reduction of Commitments by Borrower
2.13	Optional Termination of Commitments by the Lenders
2.14	Scheduled Termination of Commitments
2.15	Optional Prepayments
2.16	General Provisions as to Payments
2.17	Funding Losses

i

2.18	Computation of Interest and Fees
2.19	Taxes
2.20	Letters of Credit
2.21	Reserves on Euro-Dollar Loans
2.22	Increased Commitments; Additional Lenders

ARTICLE 3 CONDITIONS
3.01	Borrowings and Issuances of Letters of Credit
3.02	Effective Date

ARTICLE 4 REPRESENTATIONS AND WARRANTIES
4.01	Corporate Existence and Power
4.02	Corporate and Governmental Authorization; Contravention
4.03	Binding Effect
4.04	Financial Information
4.05	Litigation
4.06	Compliance with ERISA
4.07	Taxes
4.08	Significant Subsidiaries
4.09	Not an Investment Company
4.10	Environmental Matters
4.11	Full Disclosure

ARTICLE 5 COVENANTS
5.01	Information
5.02	Maintenance of Property; Insurance
5.03	Conduct of Business and Maintenance of Existence
5.04	Compliance with Laws

5.05	Inspection of Property, Books and Records
5.06	Negative Pledge
5.07	Consolidations, Mergers and Sales of Assets
5.08	Use of Proceeds
5.09	Leverage Ratio
5.10	Interest Coverage Ratio

ARTICLE 6 DEFAULTS
6.01	Events of Default
6.02	Notice of Default
6.03	Cash Cover

ARTICLE 7 THE ADMINISTRATIVE AGENT
7.01	Appointment and Authorization of Administrative Agent
7.02	Delegation of Duties
7.03	Liability of Administrative Agent
7.04	Reliance by Administrative Agent
7.05	Notice of Default
7.06	Credit Decision; Disclosure of Information by Administrative Agent
7.07	Indemnification of Administrative Agent
7.08	Administrative Agent in its Individual Capacity
7.09	Successor Administrative Agent
7.10	Administrative Agent May File Proofs of Claim
7.11	Other Agents; Arrangers and Managers

ARTICLE 8 CHANGE IN CIRCUMSTANCES
8.01	Basis for Determining Interest Rate Inadequate or Unfair
8.02	Illegality

8.03	Increased Cost and Reduced Return
8.04	Base Rate Loans Substituted for Affected Euro-Dollar Loans

ARTICLE 9 MISCELLANEOUS
9.01	Notices; Effectiveness; Electronic Communication
9.02	No Waivers
9.03	Expenses; Documentary Taxes; Indemnification
9.04	Amendments and Waivers
9.05	Successors and Assigns
9.06	New York Law; Submission to Jurisdiction
9.07	Counterparts; Integration
9.08	Several Obligations
9.09	Set-Offs; Sharing of Set-Offs
9.10	WAIVER OF JURY TRIAL
9.11	Treatment of Certain Information; Confidentiality
9.12	Replacement of Lenders
9.13	USA PATRIOT Act Notice

Schedules:

Contact Information Schedule
Pricing Schedule

Exhibits:

Exhibit A:	Compliance Certificate
Exhibit B:	Form of Note
Exhibit C:	Pricing Certificate
Exhibit D:	Form of Notice of Borrowing, Conversion or Continuation
Exhibit E:	Opinion of Gibson, Dunn & Crutcher, LLP
Exhibit F:	Assignment and Assumption Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 23, 2005, among HILTON HOTELS CORPORATION (“Borrower”), the Lenders who are parties hereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, THE BANK OF NEW YORK, as Syndication Agent, BNP PARIBAS, THE ROYAL BANK OF SCOTLAND PLC and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents and THE BANK OF NOVA SCOTIA, CALYON NEW YORK BRANCH and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Senior Managing Agents.  The parties hereto agree with reference to the following facts:

A.                                   Pursuant to a Five Year Credit Agreement dated as of August 29, 2003 among Borrower, certain of the Lenders, and Bank of America, N.A., as Administrative Agent, a credit facility has been provided to the Borrower by certain of the Lenders (as amended, the “Existing Credit Facility”).

B.                                     Borrower has requested an extension of the term of the Existing Credit Facility, and certain other amendments thereto as set forth herein.

C.                                     Concurrently with the execution hereof, certain of the lenders under the Existing Credit Facility will terminate their status as Lenders and certain new Lenders signatory hereto will be admitted.

NOW, THEREFORE, the parties hereto hereby represent, warrant, covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.01                           Definitions.  The following terms, as used herein, have the following meanings:

“Additional Lender” has the meaning set forth in Section 2.22(a).

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 25% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation, or 25% or more of the partnership or other ownership interests of any other Person, will be deemed to control such corporation or other Person.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, Banc of America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Amended and Restated Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Allocation Notice” means a written communication submitted to each Lender by the Joint Lead Arrangers prior to the date hereof, setting forth the allocated Commitment of each Lender as of the Effective Date.

“Applicable Facility Fee Rate” has the meaning set forth in the Pricing Schedule.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Approved Fund” has the meaning set forth in Section 9.05(f).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.05(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm engaged to represent, or other external counsel to, the Administrative Agent (or, if the context clearly so requires, any Lender or any Indemnitee) in connection herewith or the transactions contemplated hereby.

“Authorized Officer” means any of the controller, the treasurer or the chief financial officer of the Borrower.

“Bank of America” means Bank of America, N.A., its successors and assigns.

“BAS” means Banc of America Securities LLC, its successors and assigns.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The

“prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Committed Loan made or to be made by a Lender as a Base Rate Loan in accordance with the applicable Notice of Borrowing or Notice of Conversion/Continuation or pursuant to Article VIII.

“Base Rate Margin” has the meaning set forth on the Pricing Schedule.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means Hilton Hotels Corporation, a Delaware corporation, and its successors.

“Borrower Materials” has the meaning given in Section 9.01(g).

“Borrowing” means the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article II on a single date and, in the case of Fixed Rate Borrowings, for a single Interest Period.

“Change of Control” means the occurrence of a Rating Decline in connection with any of the following events:  (i) upon any merger or consolidation of the Borrower with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Borrower, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of securities representing a majority of the total voting power of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) when any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of securities representing a majority of total voting power of the aggregate outstanding securities of the Borrower normally entitled to vote in the election of directors of the Borrower, (iii) when, during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower, or (iv) the sale or disposition, whether directly or indirectly, by the Borrower of all or substantially all of its assets.

“Co-Documentation Agents” mean Wachovia Bank, National Association and BNP Paribas, each in its capacity as documentation agent for the Lenders hereunder.  The capacity of the Co-Documentation Agents is titular in nature, and the Co-Documentation Agents shall have no obligations or liabilities under the Loan Documents by reason of acting in such capacity.

“Commitment” means, as to each Lender, the commitment of that Lender to make Loans and to participate in Letters of Credit and Swing Line Loans, in each case as such amount may be reduced from time to time pursuant to Section 2.12, 2.13, 2.14, or 2.15 or increased from time to time pursuant to Section 2.22.  The aggregate amount of the Commitments under this Agreement as of the Effective Date is $1,000,000,000.  As of the Effective Date, each Lender shall hold a Commitment in the amount set forth in its Allocation Notice.

“Committed Loan” means a loan made or to be made by a Lender pursuant to Section 2.01.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit A, properly completed and signed by an Authorized Officer.

“Consolidated Debt” means at any date the Debt of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date provided that Consolidated Debt shall exclude (A) Debt of the Borrower or a Subsidiary as to which a sum of cash and cash equivalents sufficient to provide for payment in full of such Debt at its scheduled maturity or at an earlier date at which it shall have been called for redemption shall have been irrevocably deposited in trust for the benefit of the holders of such Debt or a representative of such holders so as to result in legal or in substance defeasance thereof; and (B) Debt of any Subsidiary in which neither the Borrower nor any other Subsidiary owns any voting securities or other equity interests, provided, further that Guarantees, up to an aggregate principal amount of $400,000,000, made by the Borrower supporting secured financings with unconsolidated Affiliates and third parties shall be excluded from the calculation of Consolidated Debt, except for loan Guarantees that the Borrower is required to reflect as a liability on the Borrower’s financial statements at the end of each quarter in accordance with generally accepted accounting principles.  If any amount of any such loan Guarantee become due and payable, such amount shall be included in the Consolidated Debt calculation (without duplication of any amount otherwise included in Consolidated Debt) until such amount is paid.  Loan Guarantees in excess of the aggregate $400,000,000 limit described above shall be included dollar-for-dollar in the calculation of Consolidated Debt.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period before (i) income taxes, (ii) interest expense, (iii) depreciation and amortization,

(iv) minority interest, (v) extraordinary losses or gains, (vi) Pre-Opening Expenses, (vii) discontinued operations and (viii) nonrecurring non-cash charges; provided that:

(a)                                  Consolidated EBITDA for any period shall be adjusted on a pro forma basis (i) to include (or exclude) amounts attributable to hotel operations acquired (or sold or otherwise discontinued) during such period as if such acquisition (or disposition) had occurred on the first day of such period and (ii) to include amounts (annualized on a simple arithmetic basis) attributable to hotel projects which commenced operations during such period and were in operation for at least one full fiscal quarter during such period; and

(b)                                 the operating results of each New Project which commences operations and records not less than one full fiscal quarter’s operations during the relevant period shall be annualized on a simple arithmetic basis; and

(c)                                  any item of expense for stock-based compensation otherwise required to be included in the determination of Consolidated Net Income shall be excluded from the determination of Consolidated EBITDA; and

(d)                                 the operating results of any Subsidiary in which neither the Borrower nor any other Subsidiary owns any voting securities or other equity interests shall be excluded.

“Consolidated Interest Expense” means, for any period, net interest expense of the Borrower and its Subsidiaries for such period, determined in accordance with generally accepted accounting principles; provided, however, that such net interest expense shall be determined by excluding the effect of any interest expense of any Subsidiary in which neither the Borrower nor any other Subsidiary owns any voting securities or other equity interests, except to the extent that Borrower and its other Subsidiaries pay, or make provision for the payment of, such interest expense (including by way of the making of further investments in such Subsidiary) and the Borrower and its Subsidiaries are not entitled by contract to be reimbursed for such payment by a Person which is not in default under such contract.

“Consolidated Net Income” means, for any period, the consolidated net income of the Borrower and its Subsidiaries for such period determined in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means the total assets of the Borrower and its Subsidiaries, after deducting therefrom (a) all current liabilities of the Borrower and its Subsidiaries (excluding (i) the current portion of long term indebtedness, (ii) inter-company liabilities, and (iii) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than twelve months from the time as of which the amount thereof is being computed), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the latest consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles, and (c) any assets of any Subsidiary in which neither the Borrower nor any other Subsidiary owns any voting securities or other equity interests that are otherwise included in the determination thereof.

“Contact Information Schedule” means the Contact Information Schedule attached to this Agreement.

“Covered Subsidiary” means at any time any Subsidiary of the Borrower that has consolidated assets in an amount greater than $5,000,000.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and obligations in the nature of deferred employee compensation to the extent that such deferred employee compensation obligations do not exceed $150,000,000, in the aggregate, (iv) all obligations of such Person as lessee under leases which are capitalized in accordance with generally accepted accounting principles, (v) all other obligations secured by a Lien on any asset of such Person, whether or not such obligations are otherwise an obligation of such Person, in an amount equal to the lesser of the amount of the obligation so secured or the fair value of the assets subject to such Lien, and (vi) all obligations of others constituting “Debt” under the foregoing clauses of this paragraph which are Guaranteed by such Person; it being understood that “Debt” does not include contingent obligations of such Person to reimburse any other Person in respect of surety bonds or letters of credit.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in Letter of Credit Liabilities or participations in Swing Line Loans required to be funded by it hereunder within one Domestic Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Domestic Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized or required by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Effective Date” means the first date upon which each of the conditions precedent set forth in Section 3.02 of this Agreement are satisfied or waived in writing by the Administrative Agent with the consent of all of the Lenders.

“Eligible Assignee” means:  (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all statutes, regulations, permits, licenses or other governmental restrictions relating to the environment or to releases of petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary of the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary of the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Committed Loan made or to be made by a Lender as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing or Notice of Conversion/Continuation and bearing interest with reference to the Euro-Dollar Rate.

“Euro-Dollar Margin” has the meaning set forth on the Pricing Schedule.

“Euro-Dollar Rate” means, for any Interest Period with respect to a Euro-Dollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Euro-Dollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System with deposits exceeding five billion Dollars in respect of “eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at any applicable rate that is less than or equal to the rate in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law after the date such Foreign Lender becomes a party hereto) to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a).

“Existing Credit Facility” means the Five Year Agreement dated as of August 29, 2003, as heretofore amended among the Borrower, the lenders referred to therein and Bank of America, as Administrative Agent, as amended.

“Existing Letters of Credit” means letters of credit issued and outstanding under the Existing Credit Facility, which shall be deemed outstanding as Letters of Credit hereunder as of the Effective Date pursuant to Section 2.20(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Loans” means Euro-Dollar Loans.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” has the meaning set forth in Section 9.05(f).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 9.05(h).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) performance or completion guarantees.  The term “Guarantee” used as a verb has a corresponding meaning.

“Increased Commitment” has the meaning set forth in Section 2.22(a).

“Indemnified Liabilities” has the meaning set forth in Section 9.03(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated EBITDA for the four fiscal quarters ending on that date, to (b) Consolidated Interest Expense for the same period.

“Interest Period” means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one week or 1, 2, 3 or 6 months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(i)                                     any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(ii)                                  any Interest Period which begins on the last Euro-Dollar Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (a)(iii) below, end on the last Euro-Dollar Business Day in the calendar month which is the last calendar month which commences in such Interest Period; and

(iii)                               any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, or, if such date is not a Euro-Dollar Business Day, then on the next preceding Euro-Dollar Business Day.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment Grade” means (i) with respect to S&P, a rating of BBB- or higher, and (ii) with respect to Moody’s, a rating of Baa3 or higher.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor the Issuing Lender and relating to any such Letter of Credit.

“Issuing Lender” means Bank of America or one other Lender designated by the Borrower which may hereafter agree to issue Letters of Credit hereunder, in each case in that Lender’s capacity as issuer of a Letter of Credit hereunder.

“Joint Lead Arrangers” means, collectively, Banc of America Securities LLC and BNY Capital Markets, Inc.  Following the date of this Agreement, the Joint Lead Arrangers shall have no obligations or liabilities under the Loan Documents.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“LC Fee Rate” has the meaning set forth on the Pricing Schedule.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender listed on the signature pages hereof and each Lender which accepts an assignment pursuant to Section 9.05, and their respective successors and shall include, as the context may require, the Issuing Lender in its capacity as Issuing Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit to be issued hereunder by the Issuing Lender in accordance with Section 2.20.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Commitment” means the lesser of (x) $250,000,000 and (y) the aggregate Commitments.

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the amounts then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Leverage Ratio” means, as of each date of determination, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the four fiscal quarters ending on that date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, the Borrower or any Subsidiary of the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan or a Euro-Dollar Loan and “Loans” means Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

“Loan Documents” means this Agreement and the Notes.

“Material Adverse Effect” means, as of each date of determination, a material adverse effect on or change in the condition (financial or otherwise), business, assets or results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole except any such effect or change resulting from (i) changes in circumstances or conditions affecting the hotel, motel or travel industries in general or affecting any segment or region thereof in which they operate, or (ii) changes in general economic or business conditions in the United States.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“New Project” means each new hotel, time-share or resort project (as opposed to any project which consists of an extension or redevelopment of an operating hotel or resort) having a development and construction budget in excess of $50,000,000 which hereafter receives a certificate of completion or occupancy and all relevant operational licenses, and in fact commences operations.

“Non-Recourse Debt” means Debt in respect of which the recourse of the holder of such Debt is limited to the assets securing such Debt and such Debt does not constitute the general obligation of the Borrower or any Subsidiary of the Borrower.

“Notes” means promissory notes of the Borrower, (a) substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Committed

Loans and (b) the Swing Line Note, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.04.

“Notice of Issuance” has the meaning set forth in Section 2.20(b).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Park Place” means Park Place Entertainment Corporation, a Delaware corporation.

“Participant” has the meaning set forth in Section 9.05(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning given in Section 9.01(g).

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than Consolidated Interest Expense) incurred with respect to capital projects which are classified as “pre-opening expenses” on the applicable financial statements of Borrower and its Subsidiaries for such period, prepared in accordance with generally accepted accounting principles.

“Pricing Certificate” means a Pricing Certificate substantially in the form of Exhibit C hereto, properly completed and signed by an Authorized Officer.

“Pricing Schedule” means the Pricing Schedule attached to this Agreement.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the aggregate Commitments at such time.

“Public Notice” means, without limitation, any filing or report made in accordance with the requirements of the Securities and Exchange Commission (or any successor), any press release or public announcement made by the Borrower or any written notice the Borrower gives to the Administrative Agent or the Lenders.

“Rating Agencies” means S&P and Moody’s.

“Rating Decline” means the occurrence on any date on or within 90 days after the date of the first Public Notice of (i) the occurrence of an event described in clauses (i)-(iv) of the definition of “Change of Control” or (ii) the intention by the Borrower to effect such an event (which 90-day period shall be extended so long as the rating of the senior debt of the Borrower is under publicly announced consideration for possible downgrade by either of the Rating Agencies) of a decrease in the rating of the senior debt of the Borrower by both of the Rating Agencies to below Investment Grade.

“Register” has the meaning set forth in Section 9.05(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the sum of the aggregate unpaid principal amount of the Loans and the aggregate amount of Letter of Credit Liabilities.

“Revolving Credit Period” means the period from and including the Effective Date to but not including the earlier of (i) the Termination Date, and (ii) if earlier, the date of termination of the Commitments pursuant to Section 2.12, Section 2.13 or Section 6.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Significant Subsidiary” means at any time a Subsidiary of the Borrower having (i) at least 10% of the consolidated total assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) or (ii) at least 10% of the consolidated revenues of the Borrower and its Subsidiaries for the fiscal year of the Borrower then most recently ended.

“SPC” has the meaning set forth in Section 9.05(h).

“Subsidiary” means, at any date, any Person, the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.03.

“Swing Line Lender” means, when acting in such capacity, Bank of America, its successors and assigns.

“Swing Line Loans” means Loans made by the Swing Line Lender to Borrower pursuant to Section 2.03.

“Swing Line Note” means the promissory note executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal Debt of Borrower on all Swing Line Loans then outstanding.

“Syndication Agent” means The Bank of New York.  The Syndication Agent shall have no rights, duties or obligations under this Agreement which are in addition to the other Lenders.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means March 23, 2010, or such later date as extended pursuant to Section 2.23, or if such day is not a Domestic Business Day, the next preceding Domestic Business Day.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

1.02                           Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants and disclosed in such financial statements) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

1.03                           Types of Borrowings.  Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article II under which participation therein is determined.

1.04                           Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2
THE CREDITS

2.01                           Commitments to Lend.  During the Revolving Credit Period each Lender severally agrees, on the terms and conditions set forth in this Agreement, to lend to the Borrower pursuant to this Section from time to time amounts such that (a) the aggregate outstanding principal amount of Committed Loans made by such Lender plus such Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Outstandings plus such Lender’s Pro Rata Share of all Letter of Credit Liabilities shall not exceed the amount of such Lender’s Commitment, and (b) the aggregate outstanding principal amount of all Committed Loans and Swing Line Loans plus the Letter of Credit Liabilities shall not exceed the aggregate Commitments.  Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000; and each Borrowing shall be made from the several Lenders ratably in proportion to their respective Commitments.  Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.15, prepay Loans and reborrow under this Section.  The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.

2.02                           Notice of Borrowings.  The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”), substantially in the form of Exhibit D hereto, not later than 8:30 A.M. (California local time) on (y) the date of each Base Rate Borrowing, and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a)                                  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b)                                 the aggregate amount of such Borrowing;

(c)                                  whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans; and

(d)                                 in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Not more than twelve Interest Periods with respect to Euro-Dollar Loans shall be in effect at any time.

2.03                           Swing Line Loans.

(a)                                  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, to make Swing Line Loans in Dollars to Borrower during the Revolving Credit Period in such amounts as Borrower may request, provided that (i) after giving effect to each such Swing Line Loan, (A) the aggregate Swing

Line Outstandings shall not exceed $25,000,000, and (B) the aggregate outstanding principal amount of all Committed Loans and Swing Line Loans plus the Letter of Credit Liabilities shall not exceed the aggregate Commitments, (ii) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of any Default or Event of Default and (iii) the Swing Line Lender has not given at least twenty-four hours prior notice to Borrower that availability under the Swing Line is suspended or terminated.  Borrower may borrow, repay and reborrow under this Section.  Unless notified to the contrary by the Swing Line Lender, borrowings under the Swing Line may be made in amounts which are integral multiples of $250,000 upon telephonic request by an Authorized Officer made to the Administrative Agent not later than 1:00 P.M. (California local time), on the Domestic Business Day of the requested Swing Line Loan (which telephonic request shall be promptly confirmed in writing by telecopier).  Promptly after receipt of such a request for a Swing Line Loan, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that the requested Swing Line Loan is in conformity with this Section.  Unless the Swing Line Lender otherwise agrees, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $250,000.  If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m. (California local time), on a Domestic Business Day, such payment shall be deemed received on the next Domestic Business Day.  The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Line Outstandings each time there is a change therein.

(b)                                 The Swing Line Lender shall be responsible for submitting invoices to Borrower for such interest.  The interest payable on Swing Line Loans shall be solely for the account of the Swing Line Lender unless and until the Lenders fund their participations therein pursuant to clause (d) of this Section.

(c)                                  The Swing Line Loans shall be payable on demand made by the Swing Line Lender and in any event on the Termination Date.

(d)                                 Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender’s percentage of the aggregate Commitments times the amount of the Swing Line Loan.  Upon demand made by the Swing Line Lender, each Lender shall, according to such percentage, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein.  The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default.  Each Lender that has provided to the Swing Line Lender the purchase price due for its participation in Swing Line Loans shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swing Line Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swing Line Lender its purchase price) with respect to such claim.

(e)                                  In the event that the Swing Line Outstandings are in excess of $10,000,000 on three consecutive Domestic Business Days then, on the next Domestic Business Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to reduce the Swing Line Outstandings below $10,000,000), Borrower shall request a Borrowing in an amount sufficient to reduce the Swing Line Outstandings below $10,000,000.  In addition, upon any demand for payment of the Swing Line Outstandings by the Swing Line Lender (unless Borrower has made other arrangements acceptable to the Swing Line Lender to reduce the Swing Line Outstandings to $0), Borrower shall request a Borrowing in an amount sufficient to repay all Swing Line Outstandings (and, for this purpose, the limitations as to the minimum amounts of Base Rate Borrowings set forth in Section 2.01 shall not apply).  In each case, the Administrative Agent shall automatically provide the responsive Loans made by each Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings).  In the event that Borrower fails to request a Borrowing within the time specified by Section 2.02 on any such date, the Administrative Agent may, but shall not be required to, without notice to or the consent of Borrower, cause Loans to be made by the Lenders under their Commitments in amounts which are sufficient to reduce the Swing Line Outstandings as required above.  The conditions precedent set forth in Section 3.01 shall not apply to Loans to be made by the Lenders pursuant to the three preceding sentences.  The proceeds of such Loans shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

2.04                           Conversion and Continuation of Committed Loans.  So long as no Default or Event of Default has occurred and is continuing, Borrower shall have the option at any time (i) to convert all or any part of its outstanding Base Rate Loans which are integral multiples of $1,000,000 and which are not less than $10,000,000 into Euro-Dollar Loans or (ii) upon the expiration of any Interest Period applicable to Euro-Dollar Loans, to continue all or any portion of such Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as Euro-Dollar Loans or to convert such Loans into Base Rate Loans.

Borrower shall deliver to the Administrative Agent notice of any such conversion or continuation, substantially in the form of Exhibit D (each a “Notice of Conversion/Continuation”), no later than 8:30 A.M. (California local time) at least one Domestic Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Euro-Dollar Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Euro-Dollar Loan).  A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Domestic Business Day in the case of Base Rate Loans and a Euro-Dollar Business Day in the case of conversion to or continuation of Euro-Dollar Loans), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Euro-Dollar Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Euro-Dollar Loan, that no Default or Event of Default has occurred and is continuing.

2.05                           Notice to Lenders; Funding of Loans.

(a)                                  Upon receipt of a Notice of Borrowing or a Notice of Conversion\Continuation, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing or Notice of Conversion\Continuation shall not thereafter be revocable by the Borrower.

(b)                                 Not later than 11:00 A.M. (California local time) on the date of each Borrowing, each Lender participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing in Dollars, in federal or other funds immediately available to the Administrative Agent at its address provided pursuant to Section 9.01.  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address or place.

(c)                                  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Euro-Dollar Loans (or, in the case of any Base Rate Loans, prior to 9:00 A.M. (California local time) on the date of such Base Rate Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.05(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.06                           Notes.

(a)                                  The Committed Loans of each Lender shall be evidenced by a single Note payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Commitment.

(b)                                 Upon receipt of each Lender’s Note pursuant to Section 3.02(b), the Administrative Agent shall forward such Note to such Lender.  Each Lender shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes.  Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

2.07                           Interest Rates.  (a)   Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from (and including) the date such Loan is made to (but excluding) the date it becomes due, at a rate per annum equal to the Base Rate for such day plus any applicable Base Rate Margin.  Any overdue principal of or interest on any Base Rate Loan shall, at the option of the Required Lenders, bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate plus the Base Rate Margin plus 2%.  Such interest shall be payable on the last Domestic Business Day of each calendar quarter in arrears and on the Termination Date.

(b)                                 Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto (from and including the first day of such Interest Period to but excluding the last day of such Interest Period), at a rate per annum equal to the sum of (a) the Euro-Dollar Margin for such day plus (b) the applicable Euro-Dollar Rate for such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c)                                  Any overdue principal of or interest on any Euro-Dollar Loan shall, at the option of the Required Lenders, bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin for such day plus the Eurodollar Rate for one day deposits in Dollars in an amount approximately equal to such overdue payment (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(d)                                 Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate plus any applicable Base Rate Margin.  Interest on the Swing Line Loans shall be payable on such dates, not more frequent than monthly, as may be specified by the Swing Line Lender and in any event on the Termination Date.  Any overdue principal of or interest on any Swing Line Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Base Rate plus any applicable Base Rate Margin plus 2% per annum for such day.

(e)                                  The Administrative Agent shall determine in accordance with the provisions of this Agreement each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

2.08                           Administrative Agency Fees.  On the date hereof and on the Effective Date, the Borrower shall pay to the Administrative Agent certain agency fees in the amounts set forth in a letter agreement with the Administrative Agent and Banc of America Securities LLC.

2.09                           Upfront Fees.  On the Effective Date, the Borrower shall pay to the Administrative Agent for the account of each Lender non-refundable upfront fees in the amounts set forth in a letter agreement among the Borrower, the Administrative Agent and Banc of America Securities LLC.

2.10                           Facility Fee.  The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders facility fees, calculated daily, equal to, for any given day, (i) the Applicable Facility Fee Rate in effect on such day times the aggregate Commitments in effect on such day, divided by (ii) 360.  The facility fee shall accrue at all times during the Revolving Credit Period, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Domestic Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Termination Date and, when paid, shall be non-refundable.  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Facility Fee Rate separately for each period during such quarter that such Applicable Facility Fee Rate was in effect.

2.11                           Letter of Credit Fees.  The Borrower shall pay (i) to the Administrative Agent for the account of the Lenders ratably a Letter of Credit fee accruing daily on the maximum aggregate amount available for drawing under all Letters of Credit at the LC Fee Rate, determined in accordance with the Pricing Schedule, and (ii) directly to the Issuing Lender for its own account a Letter of Credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by the Issuing

Lender at a rate per annum set forth in a letter agreement between the Borrower and the Issuing Lender.  Letter of Credit fees shall be due and payable quarterly in arrears on the last Domestic Business Day of each March, June, September and December, and upon the date of termination of the Commitments in their entirety and, when paid, are non-refundable.

2.12                           Optional Termination or Reduction of Commitments by Borrower.  During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably and permanently reduce from time to time by an aggregate amount of $25,000,000 or any larger amount in multiples of $1,000,000, the aggregate amount of the Commitments in excess of the sum of the aggregate outstanding principal balance of the Loans and the aggregate amount of Letter of Credit Liabilities.

2.13                           Optional Termination of Commitments by the Lenders.  Following the occurrence of a Change of Control, the Required Lenders may in their sole and absolute discretion elect, during the sixty day period immediately subsequent to the later of (a) such occurrence and (b) the earlier of (i) receipt of the Borrower’s written notice to the Administrative Agent of such occurrence and (ii) if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent and the Lenders have actual knowledge thereof, to terminate all of the Commitments.  In any such case the Commitments shall be terminated effective on the date which is sixty days subsequent to the date of written notice from the Administrative Agent to the Borrower thereof, and (a) to the extent that there is then any Debt evidenced by the Notes, the same shall be immediately due and payable, and (b) the Borrower shall either cause the return or termination of all Letters of Credit or provide cash collateral for all outstanding Letters of Credit.

2.14                           Scheduled Termination of Commitments.  The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

2.15                           Optional Prepayments.

(a)                                  Subject in the case of any Euro-Dollar Borrowing to Section 2.17, the Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Base Rate Borrowing or upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, with respect to any Euro-Dollar Borrowing, prepay any Euro-Dollar Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.

(b)                                 Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

2.16                           General Provisions as to Payments.

(a)                                  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make each payment of principal of, and interest on, Loans and Letters of Credit Liabilities and of fees hereunder, in Dollars not later than 11:00 A.M. (California local time) on the date when due, in federal or other immediately available funds, to the Administrative Agent at its address referred to in Section 9.01, without offset or counterclaim.  The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders, in Dollars and in the type of funds received by the Administrative Agent.  Whenever any payment of principal of, or interest on, the Base Rate Loans or Letters of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

2.17                           Funding Losses.  If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Fixed Rate Loans after notice has been given to any Lender in accordance with Section 2.05(a), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

2.18                           Computation of Interest and Fees.  Interest based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

2.19                           Taxes.

(a)                                  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)                                    If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.20                           Letters of Credit.

(a)                                  Subject to the terms and conditions hereof, the Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.20, to issue Letters of Credit hereunder from time to time before the tenth day before the Termination Date upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment and (ii) the aggregate amount of the Letter of Credit Liabilities plus the aggregate outstanding principal amount of all Committed Loans and Swing Line Loans shall not exceed the aggregate Commitments.  Upon the date of issuance of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments.  As of the date hereof, the Borrower has requested that the Existing Letters of Credit be deemed issued hereunder effective as of the Effective Date.  On the Effective Date, the Existing Letters of Credit shall be deemed issued hereunder as Letters of Credit hereunder, each “Issuing Lender” under the Existing Credit Facility shall be deemed to have released each lender under the Existing Credit Facility from their participations therein, and each Lender here under shall be deemed to have thereby purchased a ratable participation in each Existing Letter of Credit in the manner set forth above in this Section.

(b)                                 The Borrower shall give the Issuing Lender notice, with a copy to the Administrative Agent, at least five days prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”) and shall concurrently submit to the Issuing Lender a Letter of Credit Application.  Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.  The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article III, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested.  The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Lender.  The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, provided that even if the Issuing Lender does not receive a Notice of Issuance, unless the Issuing Lender has notice of any Default or Event of Default, the Issuing Lender may (but shall not be required to) permit the automatic extension of such Letter of Credit without the requirement of such notice.  No Letter of Credit shall have a term extending or be so extendible beyond the fifth Domestic Business Day preceding the Termination Date.

(c)                                  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the payment date.  The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind.  All such amounts paid by the Issuing Lender and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.  In addition, each Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 9:00 A.M. (California local time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate.  The Issuing Lender will promptly pay to the Administrative Agent for the account of each Lender ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto.

(d)                                 The obligations of the Borrower and each Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

(e)                                  The Borrower hereby indemnifies and holds harmless each Lender (including the Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Lender may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to the Issuing Lender hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Lender)), and none of the Lenders (including the Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, (iv) any consequences arising from causes beyond the control of the Issuing Lender, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall retain any claim for damages suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a draft strictly complying with the terms and conditions of the Letter of Credit.  Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement.  To the extent the Borrower does not indemnify the Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

(f)                                    Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(g)                                 The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it; or

(ii)                                  such Letter of Credit is to be denominated in a currency other than Dollars.

(h)                                 Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.20(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower for damages suffered by the Borrower which were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i)                                     Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.21                           Reserves on Euro-Dollar Loans.  Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Euro-Dollar Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable Euro-Dollar Rate.  Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

2.22                           Increased Commitments; Additional Lenders.

(a)                                  Following the Effective Date, the Borrower may, from time to time, increase the aggregate amount of the Commitments in accordance with this Section.  The aggregate principal amount of the increases to the Commitments made pursuant to this Section (the amount of any such increase, the “Increased Commitments”) shall not exceed $250,000,000.  Borrower shall provide at least 30 days’ notice to the Administrative Agent (or such shorter prior notice as the Administrative Agent may agree to accept) of any request to increase the Commitments.  The Borrower may designate any Lender (with the consent of such Lender, which may be given or withheld in its sole discretion) or another Person that qualifies as an Eligible Assignee (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to (i) in the case of any such designated Lender that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement.  The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (a) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(b)                                 An increase in the aggregate amount of the Commitments pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

2.23                           Extension of Termination Date.  The Termination Date may be extended once in each year, in the manner set forth in this Section, effective on June 30, 2006, and on each anniversary of such date which falls not less than one year prior to the Termination Date (as theretofore extended) for a period of one year after the date on which the Termination Date would otherwise have occurred.  If the Borrower wishes to extend the Termination Date, it shall give written notice to that effect to the Administrative Agent not more than 60 days following the delivery to the Administrative Agent of the audited annual financial statements of Borrower in accordance with Section 5.01(a), whereupon the Administrative Agent shall notify each of the Lenders of such notice.  Each Lender will respond to such request, whether affirmatively or negatively, within 30 days (the “Response Date”).  If a Lender or Lenders respond negatively or fail to timely respond to such request, but such non-extending Lender(s) have Commitment(s) aggregating less than 33 1/3% of the aggregate amount of the Commitments, the Borrower shall, for a period of up to 60 days following the Response Date (but in any event not later than 15 days prior to the then effective Termination Date), have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute financial institution or financial institutions (which may be one or more of the Lenders) to assume the Commitment(s) of such non-extending Lender(s).  No Lender which fails to consent shall be deemed to have consented to a request by the Borrower under this Section.  Not later than the third Domestic Business Day prior to the end of such period (whether of 60 days or shorter), the Borrower shall, by notice to the Lenders through the Administrative Agent, either (i) terminate, effective on the third Domestic Business Day after the giving of such notice, the Commitment(s) of such non-extending Lender(s), whereupon the Lenders who have consented to the extension shall continue with their commitments unaffected to lend subject to the terms of this Agreement to the new Termination Date, or (ii) designate one or more new financial institutions reasonably acceptable to the Administrative Agent to assume the Commitments of such non-extending Lenders, whereupon the aggregate amount of such Commitment(s) shall be assumed by such substitute financial institution or financial institutions within such 60-day period or (iii) withdraw its request for an extension of the Termination Date, in which case the Commitments shall continue unaffected.  The failure of the Borrower to timely take the actions contemplated by clause (i) or (ii) of the preceding sentence shall be deemed a withdrawal of its request for an extension as contemplated by clause (ii) whether or not notice to such effect is given.  So long as Lenders having Commitment(s) totaling not less than 66 2/3% of the aggregate amount of the Commitment(s) shall have responded affirmatively to such a request, and such request is not withdrawn in accordance with the preceding sentence, then, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit G duly completed and signed by all of the parties hereto (other than non-consenting Lenders), the Termination Date shall be extended for the period set forth in this Section 2.23 and in the Extension Agreement.

ARTICLE 3
CONDITIONS

3.01                           Borrowings and Issuances of Letters of Credit.  The obligation of any Lender to make a Loan on the occasion of any Borrowing, the obligation of the Issuing Lender to issue (or renew or extend the term of) any Letter of Credit and the obligation of the Swing Line Lender to make any Swing Line Loan are each subject to the satisfaction of the following conditions:

(a)                                  receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02, or receipt by the Issuing Lender of a Notice of Issuance as required by Section 2.20(b), as the case may be;

(b)                                 immediately after such Borrowing or issuance of a Letter of Credit, the sum of the aggregate outstanding principal amount of the Loans and Swing Line Loans and the aggregate amount of Letter of Credit Liabilities will not exceed the aggregate amount of the Commitments;

(c)                                  immediately before and after such Borrowing or issuance of a Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

(d)                                 the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Section 4.04(b) and Section 4.05, in each case as to any matter which has theretofore been disclosed in writing by the Borrower to the Lenders) shall be true on and as of the date of such Borrowing or issuance of such Letter of Credit; and

(e)                                  in the case of an issuance of a Letter of Credit, immediately after such issuance of a Letter of Credit, the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses (b), (c) and (d) of this Section.

3.02                           Effective Date.  As conditions precedent to the Effective Date and the making of the initial Loans, Swing Line Loans and Letters of Credit hereunder, each of the following conditions shall have been satisfied (or waived in accordance with Section 9.04):

(a)                                  receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party); and

(b)                                 receipt by the Administrative Agent for the account of each Lender of a duly executed Note dated as of the Effective Date and the Swing Line Note;

(c)                                  receipt by the Administrative Agent of an opinion of Gibson, Dunn & Crutcher, LLP substantially in the form of Exhibit E hereto;

(d)                                 receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Loan Documents, and any other matters relevant hereto; and

(e)                                  there shall not have occurred a Material Adverse Effect since December 31, 2003.

In addition, receipt by the Administrative Agent and Banc of America Securities LLC of the fees required to be paid on the Effective Date by the letter agreement referred to in Sections 2.09, 2.10 and 7.09 is also a condition precedent to the Effective date and the making of the initial Loans, Swing Line Loans and Letters of Credit hereunder.  The Administrative Agent shall promptly notify the Borrower and each Lender of the effectiveness of this Agreement, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

4.01                           Corporate Existence and Power.  The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.02                           Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower (in the case of any such default under the provisions of any agreement or instrument binding upon the Borrower, except to the extent that the same could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect), or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

4.03                           Binding Effect.  This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms.

4.04                           Financial Information.

(a)                                  The Borrower’s financial statements dated as of December 31, 2003 fairly present in all material respects, in conformity with generally accepted accounting principles, the financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year; and

(b)                                 Since December 31, 2003, there has been no Material Adverse Effect.

4.05                           Litigation.  There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of any of the Loan Documents.  Without limiting the generality of the foregoing, with respect to the litigation reported in the Form 10-K report as of December 31, 2003, (a) the disclosure contained therein was accurate as of the date thereof, and (b) since such date there has been no adverse development which would reasonably be expected to have a Material Adverse Effect.

4.06                           Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

4.07                           Taxes.  The United States federal income tax returns of the Borrower and its Subsidiaries have been filed through the fiscal year ended December 31, 2003.  The Borrower and its Significant Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary of the Borrower.  The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

4.08                           Significant Subsidiaries.  Each of the Significant Subsidiaries is a Person duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite corporate or other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.09                           Not an Investment Company.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.10                           Environmental Matters.  The Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries, considered as a whole.

4.11                           Full Disclosure.  All information heretofore furnished by the Borrower to the Administrative Agent or to any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender, taken as a whole, will be true and accurate in all material respects on the date as of which such information is stated or certified.  The Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial position of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.  With respect to any projections or forecasts provided, such projections or forecasts represent, as of the date thereof, management’s best estimates based on reasonable assumptions and all available information, but are subject to the uncertainty inherent in all projections and forecasts.

ARTICLE 5
COVENANTS

The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable under any Note or any Letter of Credit Liability remains unpaid:

5.01                           Information.  The Borrower will deliver to the Administrative Agent and each Lender:

(a)                                  as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b)                                 as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by an Authorized Officer;

(c)                                  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a Compliance Certificate (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.06, Section 5.09 and Section 5.10 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such Compliance Certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)                                 simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith;

(e)                                  as soon as available and in any event not later than the last day of February of each year, a completed Pricing Certificate as of December 31 of the prior year;

(f)                                    within five Domestic Business Days of any officer of the Borrower obtaining knowledge of any Default, if such Default is then continuing, a certificate of an Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g)                                 promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(h)                                 promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(i)                                     if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(j)                                     forthwith, notice of any change of which the Borrower becomes aware in the rating by S&P or Moody’s, of the Borrower’s outstanding senior unsecured long-term debt securities;

(k)                                  promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) a duly completed copy of IRS Form 8886 or any successor form; and

(l)                                     from time to time such additional information regarding the financial position or business of the Borrower as the Administrative Agent, at the request of any Lender, may reasonably request.

5.02                           Maintenance of Property; Insurance.

(a)                                  The Borrower will keep, and will cause each Significant Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries, considered as a whole.

(b)                                 The Borrower will, and will cause each of its Significant Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  Notwithstanding the foregoing, the Borrower may self-insure with respect to such risks with respect to which companies of established repute engaged in the same or similar business in the same general area usually self-insure.

5.03                           Conduct of Business and Maintenance of Existence.  The Borrower will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Significant Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary of the Borrower to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.03 shall prohibit (i) the merger of a Subsidiary of the Borrower into the Borrower or the merger or the consolidation of a Subsidiary of the Borrower with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary of the Borrower and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary of the Borrower if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Lenders.

5.04                           Compliance with Laws.  The Borrower will comply, and cause each Significant Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), and shall timely file all material tax returns and pay all material taxes required to be filed by them and so paid, except in each case where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

5.05                           Inspection of Property, Books and Records.  The Borrower will keep, and will cause each Significant Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Significant Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

5.06                           Negative Pledge.  None of the Borrower, any Covered Subsidiary or any Significant Subsidiary will create, incur (or permit to incur) or assume any Lien on any asset now owned or hereafter acquired by it, except:

(a)                                  Liens existing as of the Effective Date;

(b)                                 any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower or at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower, in each case where the Lien is not created in contemplation of such event;

(c)                                  any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset (it being understood that, for this purpose, the acquisition of a Person is also an acquisition of the assets of such Person); provided that the Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof, or such longer period, not to exceed 12 months, due to the Borrower’s inability to retain the requisite governmental approvals with respect to such acquisition; provided further that, in the case of real estate, (i) the Lien attaches within 12 months after the latest of the acquisition thereof, the completion of construction thereon or the commencement of full operation thereof and (ii) the Debt so secured does not exceed the sum of (x) the purchase price of such real estate plus (y) the costs of such construction;

(d)                                 any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(e)                                  any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased (other than to cover any transaction costs of such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(f)                                    Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any single obligation in an amount exceeding $50,000,000 and

(iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(g)                                 Liens securing Debt of a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower; and

(h)                                 Liens not otherwise permitted by the foregoing clauses of this Section encumbering assets of the Borrower and its Subsidiaries having an aggregate fair market value which is not in excess of 10% of Consolidated Net Tangible Assets (determined, in each case, by reference to the most recent date prior to the incurrence or assumption of such Lien for which Borrower has delivered its financial statements under Section 5.01(a) or Section 5.01(b), as applicable).

5.07                           Consolidations, Mergers and Sales of Assets.  The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person; provided that, the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

5.08                           Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by the Borrower and its Subsidiaries for general corporate purposes.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U in any manner that would violate Regulation X or result in a violation of Regulation U.

5.09                           Leverage Ratio.  The Leverage Ratio will not, as of the last day of any fiscal quarter of Borrower described in the matrix below, exceed the ratio set forth opposite that fiscal quarter:

Fiscal Quarters Ending	Maximum Ratio

March 31, 2005 through and including December 31, 2005	4.75:1.00

Thereafter	4.50:1.00.

5.10                           Interest Coverage Ratio.  The Interest Coverage Ratio shall not, as of the last day of any fiscal quarter of Borrower, be less than 2.50:1.00.

ARTICLE 6
DEFAULTS

6.01                           Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)                                  the Borrower shall fail to (i) reimburse any drawing under any Letter of Credit when required hereunder or (ii) pay when due any principal of any Loan or Swing Line Loan under this Agreement, or (iii) pay within five days of the due date thereof any interest, fees or other amount payable hereunder;

(b)                                 the Borrower shall fail to observe or perform any covenant contained in Sections 5.06 to 5.10, inclusive;

(c)                                  the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 7 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender;

(d)                                 any representation, warranty, certification or statement made or deemed made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)                                  the Borrower or any Covered Subsidiary or any Significant Subsidiary shall fail to make any payment in respect of any Debt (other than the Notes and Non-Recourse Debt) when due or within any applicable grace period and the aggregate principal amount of such Debt is in excess of $100,000,000;

(f)                                    any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Non-Recourse Debt) in an aggregate principal amount which is in excess of $100,000,000 of the Borrower or any Covered Subsidiary or any Significant Subsidiary or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g)                                 the Borrower or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)                                 an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i)                                     any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

(j)                                     a judgment or order for the payment of money shall be rendered against the Borrower or any Subsidiary of the Borrower in excess of $25,000,000 (in the aggregate for the Borrower and its Subsidiaries) and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k)                                  any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Lenders, by notice to the Borrower declare the Loans and the Letter of Credit Liabilities (together with accrued interest thereon) to be, and the Loans and Letter of Credit Liabilities (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans and Letter of Credit Liabilities (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

6.02                           Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

6.03                           Cash Cover.  The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Required Lenders, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time, provided that, upon the occurrence of any Event of Default specified in Section 6.01(g) or 6.01(h) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

ARTICLE 7
THE ADMINISTRATIVE AGENT

7.01                           Appointment and Authorization of Administrative Agent.

(a)                                  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 7 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 7 and in the definition of “Agent-Related Person” included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

7.02                           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

7.03                           Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  Except to the extent set forth in Article 3 with respect to items required to be delivered to it, no Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

7.04                           Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 3.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

7.05                           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article 6; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

7.06                           Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

7.07                           Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

7.08                           Administrative Agent in its Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Bank of America were not the Administrative Agent or Issuing Lender hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

7.09                           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swing Line Lender.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender and the respective terms “Administrative Agent”, “Issuing Lender” and “Swing Line Lender” shall mean such successor Administrative Agent, Issuing Lender and Swing

Line Lender and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 7 and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

7.10                           Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liabilities shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

7.11                           Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified in this Agreement as a “syndication agent,” “co-documentation agent,” “joint lead arranger,” “sole book manager” or “senior managing agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 8
CHANGE IN CIRCUMSTANCES

8.01                           Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

(a)                                  the Administrative Agent is advised by the Required Lenders that deposits in Dollars and in the required amounts are not being offered to the Lenders in the relevant market for such Interest Period, or

(b)                                 the Required Lenders advise the Administrative Agent that the Euro-Dollar Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Euro-Dollar Loans shall be suspended.  Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.  The Administrative Agent shall promptly notify the Lenders of any election by the Borrower pursuant to the preceding sentence.

8.02                           Illegality.  If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.  If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon.  Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders), and such Lender shall make such a Base Rate Loan.

8.03                           Increased Cost and Reduced Return.

(a)                                  If after the Effective Date, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letter of Credit, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)                                     shall subject any Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans or its obligations hereunder in respect of Letters of Credit (other than Excluded Taxes), or shall change the basis of taxation of payments to any Lender (or its Applicable Lending Office) of the principal of or interest on its Fixed Rate Loans or any other amounts due under this Agreement in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans (except for changes in the rate of tax on the overall net income of such Lender or its Applicable Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Applicable Lending Office is located); or

(ii)                                  shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any Euro-Dollar Loan any such requirement included in the Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans or its obligations hereunder in respect to Letters of Credit;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, subject to clause (d) of this Section, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If, after the Effective Date, any Lender shall have determined that any applicable law, rule or regulation regarding capital adequacy (irrespective of the actual timing of the adoption or implementation thereof and including, without limitation, any law or regulation adopted pursuant to the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such law, regulation, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, subject to clause (d) of this Section, from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c)                                  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

(d)                                 Borrower shall not be required to reimburse any Lender for any increased costs, reductions or payments under this Section arising prior to 90 days preceding the date of any claim or demand by a Lender for compensation under this Section except to the extent the applicable law or regulation is imposed retroactively and the demand or claim is made within 90 days of the effect (in which case such claim or demand shall be submitted within 90 days of the date upon which such Lender becomes aware or should reasonably be aware of such law or regulation).  A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder (with detail sufficient to allow the verification by Borrower of its calculations) shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

8.04                           Base Rate Loans Substituted for Affected Euro-Dollar Loans.  If

(a)                                  the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or

(b)                                 any Lender has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(i)                                     all Loans which would otherwise be made by such Lender as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders), and

(ii)                                  after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

ARTICLE 9
MISCELLANEOUS

9.01                           Notices; Effectiveness; Electronic Communication.

(a)                                  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on the Contact Information Schedule; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Domestic Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Domestic Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)                                 THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)                                  Each of the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)                                    The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and

Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(g)                                 The Borrower hereby acknowledges that (a) the Administrative Agent and BAS will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, BAS, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

9.02                           No Waivers.  No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.03                           Expenses; Documentary Taxes; Indemnification.

(a)                                  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan

Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred after an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred after an Event of Default during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any bankruptcy, insolvency or similar law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 9.03(a) shall be payable within fifteen (15) Domestic Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

(b)                                 Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date).  All amounts due under this Section 9.03(b) shall be payable within fifteen (15) Domestic Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.04                           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and received by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 3.02 without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.01) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (v) of the second proviso to this Section 9.04) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e)                                  change Section 9.09 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f)                                    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit

Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 9.05(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

9.05                           Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender).

(b)                                 Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and its Loans (including for purposes of this subsection (b), participations in Letter of Credit Liabilities and in Swing Line Loans) at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights in respect of Swing Line Loans;

(iii)                               any assignment of a Commitment must be approved by the Administrative Agent, the Issuing Lender and the Swing Line Lender and, as long as no Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $2,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.19, 8.03 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Liabilities owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the Issuing Lender, at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Loans (including such Lender’s participations in Letter of Credit Liabilities and/or Swing Line Loans) owing to it); provided that

(i)                                     such Lender’s obligations under this Agreement shall remain unchanged,

(ii)                                  such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and

(iii)                               the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in subsections (c) or (d) of Section 9.04 that directly affects such Participant.

(e)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                    As used herein, the following terms have the following meanings:

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.16(b).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.18 and 8.03), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)                                     Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as Issuing Lender or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders that have agreed to assume such roles, a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Line Lender, as the case may be.  If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Liabilities with respect thereto (including the right to require the Lenders to fund risk participations in drawn Letters of Credit pursuant to Section 2.20(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Committed Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(e).  Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.06                           New York Law; Submission to Jurisdiction.  This Agreement and each Note shall be construed in accordance with and governed by the laws of the State of New York.  The Borrower hereby submits to the nonexclusive jurisdiction of the United States District

Court for the Southern District of New York and of any New York State court sitting in New York, New York (in each case, applying such law) for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

9.07                           Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

9.08                           Several Obligations.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 7.07 are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 7.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 7.07.

9.09                           Set-Offs; Sharing of Set-Offs.

(a)                                  If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Lender is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and the Issuing Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and the Issuing Lender may have.  Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)                                 Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it and any Letter of Credit Liabilities which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Note and any Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

9.10                           WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11                           Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a)                                  to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b)                                 to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c)                                  to the extent required by applicable laws or regulations or by any subpoena or similar legal process,

(d)                                 to any other party hereto,

(e)                                  in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f)                                    subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,

(g)                                 with the consent of the Borrower or

(h)                                 to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

9.12                           Replacement of Lenders.  If any Lender requests compensation under Section 8.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender is a Defaulting Lender, or if any Lender does not consent to a requested waiver or amendment hereof that is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.05), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.05(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

9.13                           USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

9.14                           Office of Foreign Asset Control and Bank Secrecy Act.  Borrower shall (a) ensure, and cause each of its Subsidiaries to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any of its Subsidiaries is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each of its Subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HILTON HOTELS CORPORATION

By:	/s/ Mariel A. Joliet
Name:	Mariel A. Joliet
Title:	Senior Vice President and Treasurer

1

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Chris M. Levine
Chris M. Levine, Assistant Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jeffrey Susman
Jeffrey Susman, Senior Vice President

THE BANK OF NEW YORK

By:	/s/ Robert Besser
Name:	Robert Besser
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Timothy J. McNaught
Name:	Timothy J. McNaught
Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ David M. Blackman
Name:	David M. Blackman
Title:	Managing Director

THE BANK OF NOVA SCOTIA

By:	/s/ R.H. Boese
Name:	R.H. Boese
Title:	Managing Director

CALYON NEW YORK BRANCH

By:	/s/ Jan Hazelton
Name:	Jan Hazelton
Title:	Director

By:	/s/ David Bowers
Name:	David Bowers
Title:	Director

WELLS FARGO BANK, N.A.

By:	/s/ Lucy Nixon
Name:	Lucy Nixon
Title:	Senior Vice President

BNP PARIBAS

By:	/s/ Janice S. H. Ho
Name:	Janice S. H. Ho
Title:	Director

By:	/s/ C. Betties
Name:	C. Betties
Title:	Managing Director

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Mark Gronich
Name:	Mark Gronich
Title:	Senior Vice President

SUNTRUST BANK

By:	/s/ Robert Bugbee
Name:	Robert Bugbee
Title:	Director

THE NORTHERN TRUST COMPANY

By:	/s/ Eric Dybing
Name:	Eric Dybing
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Erica Scully
Name:	Erica Scully
Title:	Vice President

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ R. Shane Norman
Name:	R. Shane Norman
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Scott J. Bell
Name:	Scott J. Bell
Title:	Senior Vice President

BANK OF HAWAII

By:	/s/ Linda H. Ho
Name:	Linda H. Ho
Title:	Assistant Vice President

FIRST HAWAIIAN BANK

By:	/s/ Charles L. Jenkins
Name:	Charles L. Jenkins
Title:	Senior Vice President, Manager

UFJ BANK LIMITED

By:	/s/ Toshiko Boyd
Name:	Toshiko Boyd
Title:	Vice President

BANK OF CHINA, LOS ANGELES BRANCH

By:	/s/ Xiao Wang
Name:	Xiao Wang
Title:	Branch Manager & Vice President

By:	/s/ Jason Fu
Name:	Jason Fu
Title:	Vice President

BANCA DI ROMA

By:	/s/ Richard G. Dietz
Name:	Richard G. Dietz (#97271)
Title:	Vice President

By:	/s/ Luca Balestra
Name:	Luca Balestra (#25050)
Title:	SVP and Manager

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Vice President

THE NORINCHUKIN BANK, NEW YORK BRANCH

By:	/s/ Masanori Shoji
Name:	Masanori Shoji
Title:	Joint General Manager

BANK OF TAIWAN, LOS ANGELES BRANCH

By:	/s/ Bruce Yang
Name:	Bruce Yang
Title:	Vice Presient/General Manager

FIRST COMMERCIAL BANK – NEW YORK AGENCY

By:	/s/ Bruce M. J. Ju
Name:	Bruce M. J. Ju
Title:	General Manager

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Richard J. Salmon
Name:	Richard J. Salmon
Title:	Vice President

MORGAN STANLEY BANK

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Vice President
Morgan Stanley Bank

HIBERNIA NATIONAL BANK

By:	/s/ Laura Watts
Name:	Laura Watts
Title:	Vice President

BANK OF EAST ASIA LIMITED
LOS ANGELES BRANCH

By:	/s/ James Lin
Name:	James Lin
Title:	VP & Credit Manager

By:	/s/ David Loh
Name:	David Loh
Title:	SVP – Commercial Lending

CENTRAL PACIFIC BANK

By:	/s/ Sherri Lee
Name:	Sherri Lee
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ George R. Reynolds
Name:	George R. Reynolds
Title:	Vice President

By:	/s/ James Rolison
Name:	James Rolison
Title:	Director

UBS LOAN FINANCE LLC

By:	/s/ Edward Gripps
Name:	Edward Gripps
Title:	Director
Banking Products Services, US

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Associate Director
Banking Products Services, US